Exhibit 5.1

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

12010 Sunset Hills Road, Suite 900 Reston, Virginia 20190-5839
703 464 4800 703 464 4895 fax

June 27, 2003

Online Resources Corporation
7600 Colshire Drive
McLean, VA 22102

Ladies and Gentlemen:

     We have acted as counsel to Online Resources Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 1,336,000 shares (the “Shares”) of its common stock, $0.0001 par value per share (the “Common Stock”), which may be sold by the selling stockholders named in the prospectus included in the Registration Statement (the “Selling Stockholders”).

     In connection with this opinion, we have examined the Company’s Amended and Restated Certificate of Incorporation, and the Company’s Amended and Restated Bylaws, each as amended to date, such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

     Based upon the foregoing, we are of the opinion that, when sold by the Selling Stockholders pursuant to the Registration Statement (including any Prospectus or Prospectus Supplement relating thereto), and provided no stop order shall have been issued by the Commission relating thereto, the Shares will be validly issued, fully paid and non-assessable.

     Our opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the state laws of the State of Delaware.

Reston    Boston    New York    Washington     New Haven

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

 Online Resources Corporation
June 27, 2003

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this Firm’s name therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C

TRA 1809035v1